Exhibit 4.5.1

TIME WARNER TELECOM INC.

AND

JPMORGAN CHASE BANK, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of February 28, 2006

to

INDENTURE

Dated as of January 29, 2001

10 1/8 % Senior Notes due 2011

FIRST SUPPLEMENTAL INDENTURE, dated as of February 28, 2006 (the “First Supplemental Indenture”), between TIME WARNER TELECOM INC., a Delaware corporation (the “Company”) and JPMORGAN CHASE BANK, N.A. (as successor to THE CHASE MANHATTAN BANK), a national banking association, as trustee, (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and Trustee entered into that certain Indenture dated as of January 29, 2001, (hereinafter called the “Indenture”) providing for the issuance of the Company’s 10 1/8% Senior Notes due 2011 (the “Notes”);

WHEREAS, there is currently an inconsistency in the Indenture in that Section 3.01 of the Indenture provides that the Company may redeem the Notes, in whole or in part, at any time or from time to time, on or after July 15, 2006, while Section 5 of the form of Notes attached as Exhibit A to the Indenture and the actual Notes themselves provide that the Company may redeem the Notes, in whole or in part, at any time or from time to time, on or after February 1, 2006;

WHEREAS, the correct earliest date upon which the Company may redeem the Notes is February 1, 2006 as evidenced by the final offering memorandum dated January 24, 2001 pursuant to which the Notes were sold, which states on the cover page, page 7 under the caption “The Offering – Optional Redemption” and pages 88 – 89 under the caption “Description of the Notes – Optional Redemption” that the Company may redeem the Notes, in whole or in part, at any time on or after February 1, 2006;

WHEREAS, Section 9.01 of the Indenture provides that the “Company, when authorized by a resolution of its Board of Directors (as evidenced by a Board Resolution), and the Trustee may amend or supplement this Indenture or the Notes without notice to or the consent of any Holder: (1) to cure any ambiguity, defect or inconsistency in this Indenture; provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors as evidenced by a Board Resolution, adversely affect the interests of the Holders in any material respect”;

WHEREAS, all actions on the part of the Company necessary to authorize this First Supplemental Indenture have been duly taken; and

WHEREAS, all acts and things necessary to constitute these presents a valid and binding supplemental indenture and agreement according to its terms, have been duly done and performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, the Company covenants and agrees with the Trustee, for the equal benefit of holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS

SECTION 1.1. Certain Terms Defined in the Indenture.

All capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE TWO

AMENDMENTS

SECTION 2.1. Amendment to Indenture. Section 3.01 of the Indenture is hereby amended, by amending clause (a) thereof to read in its entirety as follows:

“(a) The Notes are redeemable, at the Company’s option, in whole or in part, at any time or from time to time, on or after February 1, 2006 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each Holder’s last address, as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing February 1 of the years set forth below:

Year	Redemption Price
2006	105.063%
2007	103.375%
2008	101.688%
2009 and thereafter	100.000%”

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. Execution of First Supplemental Indenture.

This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof.

SECTION 3.2. Acceptance by Trustee.

The Trustee, for itself and its successor or successors, accepts the trust of the Indenture as amended by this First Supplemental Indenture, and agrees to perform the same, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions

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defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture, and without limiting the generality of the foregoing, the recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee.

SECTION 3.3. Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture, by any of the provisions of the Trust Indenture Act, such provision of the Trust Indenture Act shall control.

SECTION 3.4. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 3.5. Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.6. Separability.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.7. Benefit of First Supplemental Indenture.

Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 3.8. Execution and Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 3.9. Indenture.

Other than as modified, amended or supplemented pursuant to the terms of this First Supplemental Indenture, with respect to the Notes, the Indenture shall remain in full force and effect in accordance with its terms as it relates to all Outstanding Notes, including the Notes.

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SECTION 3.10. GOVERNING LAW.

THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereof have caused this First Supplemental Indenture to be duly executed by their respective officers, directors or signatories duly authorized thereto, all as of the day and year first above written.

TIME WARNER TELECOM INC.

By:
Name:
Title :

By:
Name:
Title :

JPMORGAN CHASE BANK, N.A., as Trustee

By:
Name: Albert P. Mari, Jr.
Title : Vice President